EXHIBIT 99.1



X-CHANGE CORPORATION ANNOUNCES SHARE REPURCHASE AGREEMENT WITH FORMER HOLDERS OF WEBIX, INC.

New York, NY, December 24, 2002: The X-Change Corporation (OTCBB: XCHC.OB) announced that it has entered into a Securities Repurchase Agreement as of December 23, 2002 with a group of shareholders, referred to in the agreement as the "WEBiX Shareholders," who formerly owned interests in WEBiX, Inc., a Florida corporation. WEBiX, Inc. was merged into a subsidiary of the company, now known as X-Change Technologies Corp., on January 15, 2002. X-Change Technologies Corp. owns many of the assets needed to operate the WEBIXTRADER alternative trading system, although the technology needed to operate the system is licensed directly to The X-Change Corporation.

The Securities Repurchase Agreement would effectively unwind the January 15, 2002 merger, by transferring all stock in X-Change Technologies Corp. to the WEBiX Holders. In addition, in connection with the agreement, The X-Change Corporation's license to use the technology needed to operate WEBIXTRADER would be transferred to X-Change Technologies Corp., and X-Change Technologies Corp. will assume the debt of The X-Change Corporation. After the closing under the Securities Repurchase Agreement, The X-Change Corporation would continue as a public company but would not operate WEBIXTRADER or own any of the assets related to the system, which is substantially all of the assets of the company.

Under the Securities Repurchase Agreement, The X-Change Corporation will transfer all shares of X-Change Technologies Corp. to the WEBiX Holders in exchange for the WEBiX Holders' surrender of all securities they hold in the company, including common stock, preferred stock, warrants or options. In connection with the agreement, X-Change Technologies Corp. will assume the company's debt as of the date of the closing of the agreement, and the company will assign its rights under a license agreement that gives it the right to use the technology underlying WEBIXTRADER. A group of shareholders consisting of some of the major shareholders of The X-Change Corporation who owned shares in the company before the January 15, 2002 merger is also a party to the Securities Repurchase Agreement. The agreement contains releases and covenants not to sue between this group of shareholders, the WEBiX Holders, the company and X-Change Technologies Corp.

The closing under the Securities Repurchase Agreement is subject to the execution of the agreement by all of the WEBIX Holders. It is also subject to customary closing conditions, including approval by the stockholders of The X-Change Corporation. In addition, the closing is conditioned upon there being at least 300 holders of record of The X-Change Corporation after the transaction is completed.

Forward Looking Information

This press release may contain forward-looking statements involving risks and uncertainties. Statements in this press release that are not historical, including statements regarding management's intentions, beliefs, expectations,

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representations,  plans  or  predictions  of  the  future,  are  forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions. For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to The X-Change Corporation's annual and quarterly reports filed with the Securities and Exchange Commission. The X-Change Corporation does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  William Frank (646) 728-7023

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